CALCULATION OF FILING FEE

Transaction Valuation:	$7,500,000 (approximately 9.00% of June 28, 2024 NAV) (a)	Amount of Filing Fee:	$1,107.00 (b)

(a)	Calculated as the aggregate maximum value of Shares being purchased.

(b)	Calculated at $147.60 per $1,000,000 of the Transaction Valuation.

[  ]         Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:
Form or Registration No.:
Filing Party:
Date Filed:

[  ]         Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[  ]         third-party tender offer subject to Rule 14d-1.

[X]        issuer tender offer subject to Rule 13e-4.

[  ]         going-private transaction subject to Rule 13e-3.

[  ]         amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [  ]